Free Writing Prospectus

Filed Pursuant to Rule 433

Filed April 2, 2015

Registration Statement No. 333-194765-04

Free Writing Prospectus dated April 1, 2015

$1,173,330,000 Automobile Receivables Backed Notes

AmeriCredit Automobile Receivables Trust 2015-2

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus supplement to the prospectus dated June 24, 2014 which describes the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from Moody’s Investor Services, Inc., or Moody’s, and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or S&P, in order to be issued.

	Moody’s	S&P
Class A-1 Notes	P-1 (sf)	A-1+ (sf)
Class A-2-A Notes	Aaa (sf)	AAA (sf)
Class A-2-B Notes	Aaa (sf)	AAA (sf)
Class A-3 Notes	Aaa (sf)	AAA (sf)
Class B Notes	Aa2 (sf)	AA (sf)
Class C Notes	A2 (sf)	A (sf)
Class D Notes	Baa2 (sf)	BBB (sf)

Joint Bookrunners

BNP PARIBAS	Citigroup	Credit Suisse	Deutsche Bank Securities

Co-Managers solely with respect to the Class A Notes

Barclays	Morgan Stanley	RBC Capital Markets	RBS

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling 1-800-503-4611.